Exhibit 2.01

Resource Extraction Payment Report

Project-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended September 30, 2023, by project and type of payment.

	For the year ended September 30, 2023 (U.S.$ thousand)(1)
	Taxes		Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
United States
Compass Minerals International, Inc.	2,078	(2)	—	—	—	—	—	—	—	2,078
Cote Blanche Island	—		—	—	—	—	—	—	—	—
Lyons	—		—	—	—	—	—	—	—	—
Ogden – SOP	—		—	—	—	—	—	—	—	—
Ogden – Solar Salt	—		—	—	—	—	—	—	—	—
Ogden – Magnesium Chloride	—		—	—	—	—	—	—	—	—
Canada
Compass Minerals Canada Corp.	3,900	(3)	—	—	—	—	—	—	—	3,900
Compass Minerals International, Inc.	4,462	(4)	—	—	—	—	—	—	—	4,462
Amherst	—		—	—	—	—	—	—	—	—
Goderich Mine	202	(5)	—	—	—	—	—	—	—	202
Goderich Plant	59	(6)	—	—	—	—	—	—	—	59
Unity	101	(7)	124	—	—	—	—	—	—	225
United Kingdom
Winsford	4,229	(8)	—	—	—	—	—	—	—	4,229
Total	15,031		124	—	—	—	—	—	—	15,155
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2023.
(2)Compass Minerals International, Inc. (the “Company”) files a consolidated income tax return in the U.S., which includes all U.S. entities including the projects listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company. The reported amount represents Federal income taxes of $7,084 thousand paid in fiscal year 2023 netted against an income tax refund of $5,006 thousand received in fiscal year 2023.

(3)Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Canada levies corporate income taxes at the entity level rather than on a per-project basis. The reported amount represents $3,629 thousand of income taxes on entity-level profits paid to the Canada Revenue Agency and $271 thousand of provincial-level income taxes on entity-level profits paid to the Province of Quebec.
(4)Represents withholding taxes paid to the Canada Revenue Agency on behalf of the Company for dividends paid to the Company by its Canadian subsidiaries.
(5)Represents property taxes paid to the Town of Goderich attributable to Goderich Mine.
(6)Represents property taxes paid to the Town of Goderich attributable to Goderich Plant.
(7)Represents property taxes.
(8)Includes $3,831 thousand in income taxes and $398 thousand in property taxes.

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended September 30, 2023, by government and type of payment.

	For the year ended September 30, 2023 (U.S.$ thousand)(1)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
United States
U.S. Federal Government	2,078	—	—	—	—	—	—	—	2,078
Canada
Government of Canada	8,091	—	—	—	—	—	—	—	8,091
Government of Saskatchewan	—	124	—	—	—	—	—	—	124
Government of Quebec	271	—	—	—	—	—	—	—	271
Rural Municipality of Round Valley No. 410	101	—	—	—	—	—	—	—	101
Town of Goderich	261	—	—	—	—	—	—	—	261
United Kingdom
Government of the United Kingdom	3,831	—	—	—	—	—	—	—	3,831
Cheshire	398	—	—	—	—	—	—	—	398
Total	15,031	124	—	—	—	—	—	—	15,155
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2023.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended September 30, 2023.

For the year ended September 30, 2023
Subnational Jurisdiction	Government	Business segment	Project	Resource	Amount (U.S.$ thousand)(1)
United States
U.S. Federal Government	U.S. Federal Government	All	Compass Minerals International, Inc. (U.S. consolidated group level)(2)	N/A	2,078
Louisiana	U.S. Federal Government	Salt	Cote Blanche Island	Rock Salt	—
Kansas	U.S. Federal Government	Salt	Lyons	Mechanically-Evaporated Salt	—
Utah	U.S. Federal Government	Plant Nutrition	Ogden – SOP	SOP	—
Utah	U.S. Federal Government	Salt	Ogden – Solar Salt	Solar Salt	—
Utah	U.S. Federal Government	Salt	Ogden – Magnesium Chloride	Magnesium Chloride	—
Total					2,078
Canada
Government of Canada	Government of Canada	Salt	N/A(3)	N/A	8,091
Quebec	Quebec	Salt	N/A(4)	N/A	271
Ontario	Town of Goderich	Salt	Goderich Mine	Rock Salt	202
Ontario	Town of Goderich	Salt	Goderich Plant	Mechanically-Evaporated Salt	59
Saskatchewan	Rural Municipality of Round Valley No. 410	Salt	Unity	Mechanically-Evaporated Salt	101
Saskatchewan	Rural Saskatchewan	Salt	Unity	Mechanically-Evaporated Salt	124
Total					8,848
United Kingdom
United Kingdom	United Kingdom	Salt	Winsford	Rock Salt	3,831
Cheshire	Cheshire	Salt	Winsford	Rock Salt	398
Total					4,229
(1)All payments are reported in U.S. dollars. Payments relating to projects in Canada were made in Canadian dollars and payments relating to the project in the United Kingdom were made in British pound sterling. Such payments made in currencies other than in U.S. dollars have been converted to U.S. dollars using the exchange rates as of September 30, 2023.
(2)The Company files a consolidated income tax return in the U.S. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company. The reported amount represents Federal income taxes of $7,084 thousand paid in fiscal year 2023 netted against income an income tax refund of $5,006 thousand received in fiscal 2023.
(3)Includes $3,629 thousand of income taxes for Compass Minerals Canada Corp. and $4,462 thousand of withholding taxes paid to the Canada Revenue Agency on behalf of the Company for dividends paid to it by its Canadian subsidiaries. Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Canada levies corporate income taxes at the entity level rather than on a per-project basis.
(4)Compass Minerals Canada Corp. files a consolidated income tax return. The Government of Quebec levies corporate income taxes at the entity level rather than on a per-project basis.